EXHIBIT 10.49

Loan No.  RIA475T03A-HGF

MULTIPLE ADVANCE TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated October 27, 2005, (the “MLA”), is entered into as of November 7, 2006, between DAKOTA FUELS, INC., (“Dakota Fuels”) and HEARTLAND GRAIN FUELS, L.P., Aberdeen, South Dakota (the “Company”), and amends and restates the Supplement dated October 27, 2005 and numbered RIA475T03-HGF.

SECTION 1.  The Term Loan Commitment.  On the terms and conditions set forth in the MLA and this Supplement, Dakota Fuels agrees to make loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed $35,250,000.00 (the “Commitment”).  Under the Commitment, amounts borrowed and later repaid may not be reborrowed.

SECTION 2.  Purpose.  The purpose of the Commitment is to finance capital expenditures and provide working capital to the Company.

SECTION 3.  Term.  The term of the Commitment shall be from the date hereof, up to and including January 20, 2008, or such later date as Agent (as that term is defined in the MLA) may, in its sole discretion, authorize in writing.

SECTION 4.  Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)  Agent Base Rate.  At a rate per annum equal at all times to the rate of interest established by the Agent from time to time as the CoBank Base Rate, as defined in Section 4(A) of the corresponding Multiple Advance Term Loan Supplement between the Agent and Dakota Fuels that funds advances hereunder, plus any applicable interest rate spread specified in Section 4(A) of such Multiple Advance Term Loan Supplement between the Agent and Dakota Fuels, including any amendments or replacements thereto.  The CoBank Base Rate will change on the date established by Agent as the effective date of any change therein and Agent agrees to notify the Company of any such change.

(B)  Fixed Rate.  At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that (1) the minimum fixed period shall be 180 days; (2) the minimum amount that may be fixed each time shall be $500,000.00; and (3) the maximum number of fixes in place at any one time shall be 10.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans.  All elections provided for herein must be received by 12:00 Noon Company’s local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or such other day that Agent shall require in a written notice to the Company.

SECTION 5.  Promissory Note.  The Company promises to repay the loans on January 20, 2008.  If any payment due date is not a day on which Dakota Fuels is open for business, then such payment shall be due and payable on the next day on which Dakota Fuels is open for business.  In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.  Prepayment.  Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s).  Unless otherwise agreed by Dakota Fuels and Agent, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as Agent shall specify.

SECTION 7.  Amendment Fee.  In consideration of the amendment, the Company agrees to pay to Dakota Fuels on the execution hereof a fee in the amount of $35,000.00.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

DAKOTA FUELS, INC.	HEARTLAND GRAIN FUELS, L.P. By: DAKOTA FUELS, INC., General Partner

By: /s/ Bill Paulsen	By: /s/ Bill Paulsen

Title: Treasurer	Title: Treasurer